FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
February 19, 2020	(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK ANNOUNCES
FULL-YEAR AND FOURTH QUARTER 2019 OPERATING HIGHLIGHTS

New York, New York — The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter and year ended December 31, 2019.  The FHLBNY’s net income for 2019 was $472.6 million, a decrease of $87.9 million, or 15.7 percent, from net income of $560.5 million for 2018, primarily due to lower asset balances, less favorable funding conditions, lower spreads on advances due to the FHLBNY’s decision to reduce advances prices in 2019, and higher operating expenses driven by investments to enhance the FHLBNY’s technology capabilities. The FHLBNY’s return on average equity (“ROE”) for 2019 was 6.53 percent, compared to ROE of 7.20 percent for 2018. In the fourth quarter of 2019, the FHLBNY earned $128.3 million in net income, an increase of $5.6 million, or 4.6 percent, from net income of $122.7 million for the fourth quarter of 2018. Income in the fourth quarter of 2019 benefited from valuation gains on liquidity assets held in the trading account. The FHLBNY’s ROE for the fourth quarter of 2019 was 7.08 percent, compared to ROE of 6.46 percent for the fourth quarter of 2018.

“In a year marked by volatility, the Federal Home Loan Bank of New York continued to serve as a reliable source of liquidity and deliver strong results for our members,” said José R. González, president and CEO of the FHLBNY. “We remained focused on our mission throughout 2019, ending the year with $100 billion in advances funding being put to use by our members in communities across our District. We also set aside more than $50 million for our Affordable Housing Program, funds that will go towards building and preserving affordable housing. Despite a challenging operating environment through much of 2019, the stability of our franchise shone through.”

As of December 31, 2019, total assets were $162.1 billion, an increase of $17.7 billion, or 12.3 percent, from total assets of $144.4 billion as of December 31, 2018. The increase in total assets was primarily the result of increased investments in the FHLBNY’s liquidity portfolio of U.S. Treasury securities and funds invested in overnight money market assets to ensure that the FHLBNY met its regulatory liquidity requirements. Total liquidity assets were $39.5 billion at December 31, 2019 and were $17.6 billion at December 31, 2018. As of December 31, 2019, advances were $100.7 billion, a decrease of $4.5 billion, or 4.3 percent, from $105.2 billion as of December 31, 2018.

As of December 31, 2019, total capital was $7.5 billion, a decrease of $0.2 billion from total capital of $7.7 billion at December 31, 2018. The FHLBNY’s retained earnings increased during 2019 by $107.0 million to $1.8 billion as of December 31, 2019, of which approximately $1.1 billion is unrestricted retained earnings and $685.8 million is restricted retained earnings. At December 31, 2019, the FHLBNY met its regulatory capital ratios and liquidity requirements.

The FHLBNY allocated $52.6 million from its 2019 earnings for its Affordable Housing Program, a decrease of $9.8 million, or 15.7 percent, from the Affordable Housing Program allocation in 2018.

The FHLBNY will publish its 2019 audited financial results in its Form 10-K filing with the Securities and Exchange Commission, which is expected to be filed on or about March 20, 2020.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks. As of December 31, 2019, the FHLBNY serves 323 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.